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CV Therapeutics, Inc.

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JACC PUBLISHES LONG-TERM SAFETY AND TOLERABILITY DATA FROM RANOLAZINE OPEN LABEL EXPERIENCE (ROLE) PROGRAM

PALO ALTO, Calif., March 14, 2006 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the Journal of the American College of Cardiology (JACC) has published data from the Ranolazine Open Label Experience (ROLE) program, which showed long-term therapy with Ranexa(R) (ranolazine extended-release tablets) to be safe and well tolerated in patients with chronic stable angina who completed one of two phase 3 clinical trials, and enrolled in the ROLE program.

These data also suggest no evidence of increased mortality attributable to Ranexa based on two year survival rates of ROLE participants compared with published outcomes of similar cohorts used as a reference population.

Because ROLE was an open label study, and not a placebo controlled clinical trial with a comparator group, it does not allow for a rigorous analysis for mortality and it is difficult to fully characterize the implications of the deaths in reported in the study.

The ROLE program evaluated 746 patients with chronic angina who chose to receive RanexaP following their participation in the phase 3 Monotherapy Assessment of Ranolazine In Stable Angina (MARISA) or the phase 3 Combination Assessment of Ranolazine In Stable Angina (CARISA) clinical studies with Ranexa. More than 85 percent of eligible MARISA patients and more than 80 percent of eligible CARISA patients chose to receive Ranexa in the ROLE program.

The mean duration of follow-up was 2.82 years and more than 75 percent of ROLE patients completed at least two years of Ranexa therapy. Two years after initial dosing, 9.7 percent of patients had discontinued Ranexa due to adverse events.

No treatment discontinuations occurred due to QT prolongation and no cases of torsades de pointes were reported. The most commonly reported adverse events, other than angina, were dizziness (11.8 percent) and constipation (10.9 percent).

"The high rate of patients choosing to continue on ranolazine in the ROLE program suggests they were perceiving a benefit from ranolazine. It is also comforting that the long term ROLE data show favorable safety and tolerability over an average follow up period of nearly three years," said Michael Koren, M.D., CEO of the Jacksonville Center for Clinical Research and principal investigator of the ROLE program.

Study Details

Patients with severe functional impairment from angina who completed either the MARISA or CARISA trial, and who elected to participate in the long-term, open label ROLE program, were enrolled at 123 sites in 12 countries. Physicians titrated patients to the optimal dose of Ranexa between 500mg and 1000mg twice daily. Safety and tolerability assessments included vital signs, electrocardiograms, laboratory tests and adverse event reporting.

Data were available and analyzed from a total of 2,372 patient-years of follow-up from the 942 patients exposed to ranolazine in MARISA, CARISA and the ROLE program, incorporating 2,233 patient-years of Ranexa treatment exposure. Mortality in the ROLE program was compared against a Duke Treadmill Score (DTS) predictive model and other contemporary cohorts of high risk heart disease patients. When extending observations to all patients exposed to ranolazine in the double-blind trials preceding the ROLE program, annual mortality was 2.8 percent, compared with greater than five percent, as predicted by DTS.

About Angina

Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. Approximately 8.9 million people in the United States have chronic angina, and 400,000 new cases are diagnosed annually, according to the American Heart Association. Ranexa has anti-ischemic effects which do not depend on changes in heart rate or blood pressure.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa(R) (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for asthma and other conditions. These product candidates have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Complete prescribing information for Ranexa, including detailed safety and dosage information are available at Hwww.cvt.com.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including regulatory review and approval of our products; the conduct, timing and results of clinical trials, including the MERLIN TIMI-36 study; commercialization of products; market acceptance of products; product labeling; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its including its Annual Report on Form 10-K for the year ended December 31, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.